Exhibit 21.1

SUBSIDIARIES OF GFI SOFTWARE S.A.

Subsidiary	Jurisdiction of Organization/Formation
JLLC IASO Backup	Belarus

GEE FI Holdings Limited	British Virgin Islands

GFI Software LTD	British Virgin Islands

Techgenix Limited	British Virgin Islands

TeamViewer Pty. Ltd.	Commonwealth of Australia

GFI Software Pty. Ltd.	Commonwealth of Australia

GFI Software Ltd.	England & Wales

LogicNow Ltd.	England & Wales

Iapetos Holding GmbH	Federal Republic of Germany

TeamViewer GmbH	Federal Republic of Germany

GFI Software GmbH	Federal Republic of Germany

GFI Software Holding Company GmbH	Federal Republic of Germany

TV GFI Holding Company S.à r.l.	Grand Duchy of Luxembourg

GFI Software IP S.à r.l.	Grand Duchy of Luxembourg

GFI Software Ltd.	Hong Kong

Monitis GFI CJSC	Republic of Armenia

GFI Software Ltd	Republic of Cyprus

TG Holding Malta Limited	Republic of Malta

GFI Holding Malta Limited	Republic of Malta

GFI Software Development Limited	Republic of Malta

Techgenix Limited	Republic of Malta

GFI Software Sales Limited	Republic of Malta

Titan Backup S.R.L.	Romania

GFI MAX Limited	Scotland

GFI Acquisition Company B.V.	The Netherlands

IASO International B.V.	The Netherlands

IASO North America B.V.	The Netherlands

IASO Software B.V.	The Netherlands

IASO Backup Technology B.V.	The Netherlands

IASO Managed Storage B.V.	The Netherlands

Internet Integration, Inc.	United States of America (California)

GFI USA Holding Company, Inc.	United States of America (Delaware)

Monitis, Inc.	United States of America (Delaware)

TeamViewer Inc.	United States of America (Delaware)

GFI USA, Inc.	United States of America (North Carolina)